Exhibit 99.1

A STUDY OF TELAPREVIR (TVR) WITH PEGINTERFERON ALFA-2A (P) AND RIBAVIRIN (R) IN SUBJECTS WITH WELL-DOCUMENTED PRIOR P/R NULL RESPONSE, NON-RESPONSE OR RELAPSE: PRELIMINARY RESULTS

Fred Poordad, Mitchell Shiffman, Kenneth Sherman, Jill Smith, Min Yao, Shelley George, Nathalie Adda, John McHutchison for the VX06-950-107 Study Team

Background: VX06-950-107 is an ongoing open-label study of TVR/P/R in genotype 1 HCV subjects who failed to achieve SVR in the control arms (P/R) of the TVR Phase 2 studies.   Study 107 provides a unique opportunity to correlate within individual subjects the anti-viral response to TVR/P/R with that of their original response to P/R.  In this preliminary analysis we evaluated the anti-viral response to TVR/P/R at week 4 in non-responders to P/R.

Methods: Null-responders (NR) (<1 log10 decrease at week 4 or < 2 log10 decrease at week 12), non-responders at W24 (HCV RNA detectable) and relapsers from the P/R arms of PROVE studies were eligible. Study dosing consisted of 12 weeks TVR 750 mg q8 hour + P/R at standard doses, followed by 12 weeks P/R. In this study, subjects with HCV RNA >25IU/mL (Taqman™ assay; LOQ 25 IU/mL) at Week 4 met a stopping rule and discontinued.

Results: To date 54 subjects were enrolled, 52 were dosed and 32 completed Week 4 assessment: 24 male/8 female with median age of 51.5 years, 28 Caucasians, 3 Blacks, 1 Hispanic. Median baseline HCV RNA was 6.9 Log10IU/ml. 1 subject discontinued TVR and R due to fatigue. Results by prior virologic response to P/R regimen are summarized below:

Prior P/R Virologic Responses in Phase 2 Studies	HCV RNA at Week 4 on TVR/P/R (12+12 regimen)
	N	<25 IU/mL n (%) Did not meet Stopping Rule	≥25 IU/mL n (%) Met Stopping Rule
Week 4 NR	17	12 (71)	5(a) (29)
Week 12 NR	3	2 (67)	1(b) (33)
Week 24 detectable	7	7 (100)	0
Week 20 Breakthrough	1	1 (100)	0
Relapsers	4	4 (100)	0

(a) 1 with 33, 1 with 43, 3 with >100 IU/mL

(b) 1 with 28 IU/mL

Conclusions: With TVR/P/R, 70% (14/20) of null responder subjects, 100% (7/7) of Week 24 detectable and 100% (4/4) relapsers to P/R achieved < 25 IU/mL at week 4. Only one subject had a virologic breakthrough. These results are promising, however SVR rates are yet to be determined.